FY 2016 Q3 Earnings Release Conference Call Transcript
March 22, 2016

This transcript is furnished by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator:

Good afternoon, everyone. Welcome to NIKE's Fiscal 2016 Third Quarter Conference Call. For those who need to reference today's press release, you'll find it at investors.nike.com. Leading today's call is Kelley Hall, Vice President, Corporate Finance and Treasurer.

Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC, including Forms 8-K, 10-K and 10-Q. Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to a mix of futures and at-once orders, exchange rate fluctuations, order cancellations, changes in the timing of shipments, discounts and returns, which may vary significantly from quarter-to-quarter.

In addition, it is important to remember that significant portions of NIKE, Inc.'s continuing operations, including Equipment, NIKE Golf, Converse and Hurley, are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Participants may also make references to other nonpublic financial and statistical information and non-GAAP financial measures. Discussion of nonpublic financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at NIKE's website, investors.nike.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Corporate Finance and Treasurer.

Kelley Hall, Vice President, Corporate Finance and Treasurer:

Thank you, operator. Hello, everyone, and thank you for joining us today to discuss NIKE's Fiscal 2016 Third Quarter Results.

As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release, which was issued about an hour ago, and at our website, investors.nike.com.

Joining us on today's call will be NIKE, Inc.'s President and CEO, Mark Parker; followed by Trevor Edwards, President of the NIKE Brand; and finally, you will hear from our Chief Financial Officer, Andy Campion, who will give you an in-depth review of our financial results. Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time, so we would appreciate you limiting your initial questions to two. In the event you have additional questions that aren't covered by others, please feel free to re-queue and we will do our best to come back to you. Thank you for your cooperation on this.

I'll now turn the call over to NIKE, Inc.'s President and CEO, Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.:

Thank you, Kelley, and hello, everyone. Before we get into today's results, I want to acknowledge the tragic events that took place in Brussels. We're thankful that all local NIKE employees and those traveling to the area are accounted for and safe. I know I speak for everyone on this end of the call when I say our hearts go out to the victims and the families of those impacted by today's attacks.

Getting back to the results. NIKE delivered another strong quarter in Q3 with balanced growth across our expansive, powerful portfolio. By the numbers, here are the highlights. NIKE, Inc. revenues grew 8% to $8 billion. On a currency-neutral basis, NIKE, Inc. revenues grew 14%. Gross margin was 45.9%, flat to prior year. And earnings per share increased 22% to $0.55.

The foundation for NIKE's success and one of our greatest competitive advantages is our complete offense. It's what gives us the power to use our size and scale to accelerate growth and the flexibility to stay nimble and fast. Through our complete offense, we serve a wide range of athletes personally across 13 categories, 6 geographies, men's, women's and young athletes, up and down the price points in wholesale, owned retail and online.

Our complete offense also creates a culture of shared innovation within NIKE where we turn insights from one sport into breakthroughs for all athletes as we are doing with footwear platforms like Flyknit, Lunarlon and Air, or apparel with Dri-FIT and TechPack. And it allows us to create and curate a targeted mix of products, services and environments into amazing retail experiences for consumers. We develop new concepts and collaborate with our wholesale partners to bring them to life in completely new ways around the world.

The complete offense is our proven game plan to drive long-term profitable growth, and it's never been as powerful as it is today. For example, we're seeing strong growth in China and Western Europe as well as in our global women's business in the Running category. We're creating deeper and more meaningful connections with our consumers through all of our dimensions, from competition to training to sportswear.

At the same time, the complete offense also allows us to manage through volatility and take important actions to sustain the momentum in our business. It's how we ensure a healthy marketplace so we can continue to deliver all of the amazing products we have on the horizon to our consumers. Our relentless flow of innovation is one of the reasons I remain so confident in NIKE's future. You know I like to talk about the innovation pipeline. And often, all I can say is stay tuned. Well, last week, we gave the world a view into just some of what we have in that pipeline for 2016 and beyond.

Let me take you through some of the concepts that will redefine how NIKE serves the athlete. In Running, the Air VaporMax gives runners an amazing lightweight, high-performance ride with the most complete and visually stunning NIKE Air Sole cushioning system ever. The LunarEpic creates a new fit and sensation with a mid-height stretched Flyknit collar, laser-cut Lunarlon sidewalls and cushioning pods, creating a whole new look and feel for performance running. Launched earlier this month, runners are giving us great feedback and consumer response has been very strong.

The Free RN Motion delivers our most natural ride yet with the new outsole design that expands in multiple directions when the foot strikes the ground. And in Football, anti-clog traction solves a major problem athletes have always faced, and that's mud sticking to their cleats. It removes weight and provides premium traction no matter the conditions. The new Mercurial Superfly is the boot for the fastest players, with the new lightweight plate for better power transfer and texture mapping across the forefoot for enhanced ball control.

And in Basketball, the Air Zoom KD9 features a new Flyknit technology that combines lockdown fit with enhanced natural movement. And a full length Zoom Air is more responsive than ever for one of the game's most explosive players, Kevin Durant. And we brought Flyknit to one of basketball's greatest icons with the Air Force 1 Ultra Flyknit. A design that's half the weight of the original with added cushioning for incredible comfort.

We unveiled auto-adaptive lacing with the NIKE HyperAdapt 1.0, the first step into the future of adaptive performance. It's a concept that embodies one of NIKE's most ambitious dreams and just a glimpse of what's to come with products that sense and adapt with the body.

And finally, we kicked off the incredible sports moments ahead of us this summer by unveiling bold national Olympic uniforms across track and field, basketball and football. Each features our new AeroSwift technology and breaks new ground in lightweight breathability, mobility and comfort.

All told, the 2-day event was NIKE's most powerful display of innovation yet. The greatest sports moments are when we deliver our best for the athlete. We turn their insights into amazing breakthroughs and scale them across our diverse portfolio of categories. It's how we turn the energy of sport into momentum for our business for years to come.

We also know finding new ways to serve the athlete is key to our future growth. Today, our consumers are more connected than ever before. They're demanding and their needs change every day. Last week we introduced the solution with a new NIKE+ app, a personal service for athletes. The NIKE+ app brings together on-demand coaching, a personal store and amazing experiences all through one mobile access point. Through NIKE+, we offer training programs that adapt to your changing schedule and performance. Syncing performance data directly from the NIKE+ app in a range of partner devices. And we send reserve invitations guaranteeing our most coveted sneakers and we have gear-up packs tailored just for you to get you started on a new goal or in a new sport. The new NIKE+ app makes it all easy and personal and puts it all at your fingertips. It's the key to building deep and rich relationships with the athlete in this new era of personalized performance.

Not only does digital create connections with the athlete, it also accelerates our business end-to-end. For Q3, NIKE.com delivered another impressive quarter with growth of 56%, fueled by growth in both traffic and conversion. NIKE.com allows us to expand our brand and deepen our relationships in new markets. We continue to add new countries every quarter to our NIKE.com platform, and its driving growth around.

It's so energizing to see all we are delivering to make the athlete better. And last week was more than just one moment in time; it's the blueprint for how NIKE will serve the athlete into the future. NIKE is built for growth for the long term. We have a winning strategy that puts the consumer in the center of everything we do, an unmatched global footprint that is fueling a growing movement of sports around the world and the imagination and creative power that can deliver real innovation at unprecedented scale. NIKE has never been in a better position to deliver against our long-term goals. I'm inspired by the work that we're doing. The management team and the people they lead are the best in the industry. And that's critical because the changes we're seeing in the world are fast and massive and so are the opportunities. And that's what makes me as confident as ever in NIKE's future.

Thanks, and here's Trevor.

Trevor Edwards, President, NIKE Brand:

Thanks, Mark, and good afternoon, everyone. The NIKE Brand delivered another strong quarter of growth and profitability as our innovative products and compelling consumer connections continued to drive growth. On a constant-currency basis, NIKE Brand revenue increased 15%, with double-digit growth across all geographies and nearly all key categories. NIKE Brand DTC revenue grew 29%, driven by 56% growth in online sales, 10% comp store growth and new store growth. And finally, global futures grew 17%.

These strong results are driven, as always, by our relentless focus on the consumer. Consumers worldwide expect and demand cutting-edge products, engaging experiences and powerful retail presentations. NIKE's ability to deliver on all 3 strengthens our position as the brand of choice and builds our business around the world.

To view how all of these 3 come to life, you have to look no further than Basketball, where we run a two category offense across NIKE Basketball and the Jordan Brand. Our long history of success in NIKE Basketball comes from creating the most innovative and exciting products, thanks to the insights and inspiration from our great athletes.

We saw tremendous sell-through of the Kyrie 2, which features a first of its kind contoured midsole and outsole designed to enhance banking and cutting on the court. And the Kobe 11 was incredibly popular, offering high performance and lightweight design in a progressive low-top that distills Kobe's signature legacy to its very essence.

Looking forward, I am very excited about what's to come in NIKE Basketball. As we gear up for Kobe's retirement, he will continue to inspire innovative products for years to come. We have already started celebrating his career with a monochromatic, retro collection called the “Black Mamba Pack”.

I'm also most incredibly excited about the signature basketball performance products that are coming, including the new KD9 that we introduced last week. The KD9 is just one example of the new signature basketball designed in our pipeline that we are bringing to the markets to continue to drive this important and vibrant category. And as always, we will amplify the category with innovative sport, new sportswear styles like the reimagined Air Force 1 Ultra Flyknit.

All these products come to life in powerful retail experiences from our own DTC doors to key partner executions like Foot Locker's House of Hoops. And these stores express a deep love of basketball, serving those who share and fuel that passion for the game.

As the Jordan Brand expands as a standalone category, its global revenues remain incredibly strong, up double digits again this quarter. The Air Jordan 30 continues to fulfill its promise of offering the next frontier of flight and we're seeing strong sell-through in the market. The shoe offers the apex of Jordan's evolution both as a player and a design collaborator, as the shoe features performance insights and design inspirations from Michael. And impressively, the “72-10” colorway of the Air Jordan 11 was the largest launch ever in the history of NIKE.com, breaking sales and traffic records. With this launch, we doubled NIKE.com's previous largest launch ever.

This was also a quarter that proves yet again how powerful the energy is when the NIKE Basketball and the Jordan Brand team, team up. The NBA All-Star Weekend in Toronto was a full of a kind of superior executions that only NIKE and the Jordan Brand can do. That includes exclusive experiences for basketball fans, premium product launches and a massive roster of the game's best players, highlighted that weekend by the awe-inspiring dunk contest featuring Zach LaVine and Aaron Gordon, two of NIKE's young and exciting players.

Overall through that weekend, as I walked through Toronto, I was blown away by the visible excitement for the game as NIKE Basketball and the Jordan Brand helped ignite the culture of basketball around the world. As we continue to experience the excitement of March Madness and await the NBA Playoffs and the Rio Olympics, that enthusiasm for the game will just continue to build.

Next. NIKE Women's, which has seen its 9th consecutive quarter of double-digit revenue growth, as the business continues to outpace our men's business. We've seen consistent growth in our women's business because we know this athlete is demanding more from brands across products, across services and across experiences, And we are there every step of the way throughout that journey, serving her completely through her run, train and live lifestyle. But we also know that these are no longer separate categories for athletes. More and more, women are blending running, fitness and sports style in their lives and this shift is fundamental to how this business operates. So expanding our focus on product to include services and experiences.

With new silhouettes, fabrics and styling, we have elevated the quality and the technical innovation of our products. For example, our Power Speed Running Tight and our Zoned Sculpt Training Tight provide compressive feel with every move to support her key muscle groups. And in Footwear, our popular Metcon 2 is designed for high-intensity training with just the right amount of stability and flexibility as she works out.

This quarter also saw the acceleration of our highly successful “Better For It” campaign, in which we invite each athlete to push herself out of her comfort zone by providing personal motivation and rich community to help her meet her goals. And we released the “Margot vs Lily” web series, inviting women to challenge themselves and celebrate their victories. The response has been extraordinary with 18 million views to date. We've also seen a considerable increase in downloads of the NIKE+ Run Club and the NIKE+ Training Club, with members becoming more active and buying more, thanks in part to the links in each episode to the product worn by the characters. As Mark mentioned, these services are still just the tip of the iceberg, given the incredible promise of the new NIKE+ app and the expanded digital services.

Let me now turn to a few of our key geographies. First, North America, which delivered strong growth in the quarter, with revenues up 14%, driven by Sportswear, Jordan, Running and Men's Training. We are seeing positive consumer response to our executions with wholesale partners such as Dick’s Sporting Goods and Foot Locker.
Our own DTC business also had another strong quarter, up 25%, led by ongoing strength in NIKE.com.

As we discussed last quarter, we have been working to efficiently clear excess inventory in North America and we've made good progress in Q3. The flow of products through our newly expanded North American distribution network is normalizing. We prioritized liquidation through our factory stores and we are selectively utilizing third-party value channels. And as always, we are actively managing the flow of product into the inline marketplace to ensure a healthy pull market as we end fiscal year '16.

We remain focused on what is most important to our long-term strategy, serving the consumer. The NIKE Brand and it's deep connection to consumers remains incredibly strong and we are confident that the actions we are taking will ensure that we have the capacity to deliver new, innovative products into the marketplace, innovations like those Mark talked about.

We see tremendous long-term potential for North America and we look forward to delivering even more innovative products and services to best serve our consumers in this important geography.

Next, Western Europe, our second-largest geography, which delivered 12% revenue growth in the quarter. It's clear the decisions we made to accelerate the category offense in Western Europe are paying off as we continue to see momentum driven by Sportswear, Jordan as well as Young Athletes. This growth was led by Footwear where we're seeing great sell-through in some of NIKE's iconic remastered styles such as the Huarache Run Ultra and the evergreen classics like the Cortez. We're also seeing great momentum in Apparel as we fuel sports style innovation through the newly launched TechKnit collection throughout our broader TechFleece product line.

We continue to see tremendous growth potential in Western Europe and look forward to the excitement created this summer with the 2016 European Championships.

Let's now take a look at the Emerging Markets, which delivered revenue growth of 11% in the quarter. Strong growth was led by double-digit growth in SOCO and growth in our key categories such as Sportswear, Running, Global Football and Women's Training. In Brazil, the work we've done to reset the marketplace is paying dividends. We're seeing strong results in retail concepts that we developed with our strategic wholesale partners and our own DTC business continues to accelerate. Despite the macroeconomic trends in the territory, we are headed into the Rio Olympics with plenty of brand momentum. Inventory levels are healthy, our market share is increasing and we have the pipeline of innovative products coming in this Olympics year.

Finally, Greater China, which continues to see strong marketplace momentum and very healthy growth despite macroeconomic uncertainty. China grew an incredible 27% this quarter, fueled in part by the continued strength of the NIKE Brand. The success we're seeing in China today stems from decisions we made to align our teams against the biggest opportunities, driving growth in key categories of Sportswear, Running, Jordan and NIKE Basketball.

We're seeing incredibly strong growth in DTC with NIKE.com leading the way. Demand during the Chinese New Year surpassed anything we've ever seen before and we operated with sharp precision to drive conversion to capitalize on that demand across all of our DTC dimensions. And successes by our key partners such as Belle and Pousheng continue to reflect the consumer demand with the re-profiled doors outpacing the rest of the fleet.

Ultimately, Greater China demonstrates our ability to execute our strategies and operationalize them at world-class levels. Looking forward, I am confident in what the NIKE Brand is bringing to consumers and the connections we're making with them. I like where we are and better yet, I like where we're headed. Thanks. Now here's Andy.

Andy Campion, Executive Vice President & Chief Financial Officer:

Thanks, Mark and Trevor, and good afternoon to everyone on the call. Our strong third quarter and year-to-date results demonstrate: first, the power of NIKE's uniquely diverse global portfolio of businesses; and second, the virtuous cycle of growth and investment that fuels NIKE's long-term financial model. As Mark said, running a complete offense is one of NIKE's many competitive advantages.

We continually push ourselves to sharpen our game and better serve consumers in every dimension of our business around the world. That said, not every dimension of our portfolio will have the same level of momentum in each and every period. But as we relentlessly strive to run a complete offense, we do sustain strong momentum in the vast majority of our businesses while also acting quickly to turn challenges into opportunities in other dimensions.

That portfolio dynamic is how NIKE, Inc. consistently delivers strong topline growth year after year. In the third quarter, we again delivered strong growth, with revenue up 14% on a currency-neutral basis. All geographies grew double digits with Greater China continuing to set the pace. On that note, I was just in China 3 weeks ago and I can sum up my visit in one word, amazing. Our brand and business in China have never been stronger and we continue to build momentum. That's not by accident. Our focus in China has been on fueling greater sport participation and love for sport while also transforming the consumer experience along category lines, both in-store and online.

We are now seeing increasingly deeper passion for sport in China and that is translating into strong demand for our products across multiple categories, from NIKE Basketball, to Jordan, to Running, to Men's and Women's Training. To serve that fast-growing demand, our team in China has already created some of the most compelling new NIKE retail experiences in the world, both owned and partnered. We see tremendous opportunity ahead in China and we will continue investing to sustain our strong momentum in this important geography.

That brings me to my second point, the virtuous cycle of growth and investment that fuels NIKE's financial model. Growth creates the capacity to invest, and as we prioritize our investments, innovation will always be at the top of NIKE's list.

At last week's Innovation Summit, we showcased what we mean when we say NIKE will bring a relentless flow of innovation to serve the athlete and consumer. As Mark detailed, we revealed a series of innovations that we expect to fuel growth across our global portfolio over the long term, ranging from adaptive and other new footwear technologies, to new systems of performance in apparel, to the new NIKE+ application, which will deliver the best of NIKE, personalized at your fingertips.

While investing in innovation is our top priority, we also use our investment capacity to surgically edit and shift within our portfolio to ensure that we remain on the offense with consumers. For example, as we noted last quarter, our inventory levels in North America are somewhat elevated, primarily due to protracted challenges we have experienced in our supply chain dating back to the West Coast port congestion and as we expanded distribution center capacity in Memphis. So, we are taking action to ensure appropriate capacity in our full price inline channels for fresh, new product, including the innovation we shared last week.

The investments associated with those actions include: (1), investing in our supply chain to ramp up capacity and enhance the flow of product to consumers; and (2), absorbing the negative mix impact on gross margin that comes with expeditiously clearing excess inventory. In short, our consistently strong topline growth expands our capacity to invest for the long term while also delivering appropriate financial performance in the short term. That is the virtuous cycle that fuels NIKE's long-term financial model.

And with that, I'll turn to a more detailed review of our Q3 financial results. Q3 revenue for NIKE, Inc. grew 14% on a currency-neutral basis. And after taking into account significant currency headwinds, revenue grew 8% on a reported basis. On a currency-neutral basis, the NIKE Brand grew 15% while Converse revenue declined 5%. Also on a currency-neutral basis, NIKE Brand Futures Orders grew 17%, reflecting continued strong demand for the NIKE Brand around the world, driven by a 10% increase in units, with increases in average selling prices contributing 7 percentage points of growth. Futures in all geographies grew at a double-digit rate.

On a reported basis, futures grew 12%, taking into account the impact of the stronger U.S. dollar against nearly all international currencies.

Q3 diluted EPS grew 22% to $0.55 despite significant headwinds from FX. EPS growth was driven by strong topline growth, a lower tax rate and a decrease in weighted average shares outstanding.

Gross margin was flat to prior year at 45.9% as higher average selling prices and continued growth in our higher margin DTC business was offset by unfavorable changes in foreign currency exchange rates, higher warehousing costs and a mix impact associated with inventory management in North America.

Q3 gross margin was somewhat better than we expected 90 days ago as a result of higher full price gross margin and also slightly better-than-expected off-price gross margin, as our inventory management efforts in North America were more weighted to our NIKE Factory Stores as compared to lower margin third-party channels in the quarter.

Q3 demand creation increased 10% for the quarter in support of key brand initiatives such as Super Bowl 50 and our Women's “Better For It” and “Margot vs Lily” campaigns. Operating overhead leveraged for the quarter at 7%, driven by strong operational and financial discipline, focusing our investments on our highest priorities while preserving capacity to invest in the opportunities that lie ahead.

Our effective tax rate was 16.3% for Q3; lower than the prior year, primarily due to a higher mix of non-

U.S. earnings, which are generally subject to a lower tax rate, the accelerated recognition of foreign tax credits, adjustments to tax expense on intercompany transactions in the prior year and the retroactive and permanent reinstatement of the U.S. R&D tax credit.

As of February 29th, our inventories were up 8%, driven by a 4% increase in NIKE Brand wholesale units, growth in our DTC business and increases in average cost -- product cost per unit, partially offset by changes in foreign currency exchange rates.

Now let's turn to a review of our performance by segment. North America revenue grew 14% on a currency-neutral basis, with strong revenue growth across nearly all categories and continued strong growth in our DTC businesses, led by NIKE.com. Futures also grew 10% in North America, reflecting strong consumer demand for the new, innovative products that we're bringing to market.

On a reported basis, North America revenue grew 13% and EBIT increased 9% as revenue growth and operating overhead leverage were partially offset by higher demand creation spending and a decline in gross margin as the impact of our inventory management actions offset full price gross margin expansion.

In Western Europe, revenue increased 12% on a currency-neutral basis, driven by double-digit growth in all territories, reflecting continued expansion of the category offense. Nearly all key categories grew, led by strong growth in Sportswear and Jordan. On a reported basis, Q3 revenue increased 2% and EBIT remained flat due to significant foreign currency headwinds.

In Central & Eastern Europe, Q3 revenue grew 29% on a currency-neutral basis, with double-digit growth in nearly all territories. Most key categories also grew double digits, led by Sportswear, Running and Global Football.
Revenue growth in the quarter also benefited from a comparison to the prior year when import delays in Turkey resulted in product planned for sale in Q3 actually being sold in Q4. On a reported basis, Q3 revenue increased 12%, reflecting weaker foreign currencies. EBIT increased 33%, driven by double-digit revenue growth, gross margin expansion and SG&A leverage.

In Greater China, again, we continued to deliver extraordinary growth, with Q3 revenue up 27% on a currency-neutral basis. Growth was strong across nearly all key categories, led by Sportswear, Running, Jordan and NIKE Basketball. On a reported basis, Q3 revenue increased 23% and EBIT grew 43% due to a very strong revenue growth, gross margin expansion and SG&A leverage.

Moving on to the Emerging Markets. Q3 revenue increased 11% on a currency-neutral basis as most territories delivered growth in the quarter, driven by SOCO and Pacific. Every key category grew in the quarter, led by Sportswear, Running, Global Football and Women's Training. On a reported basis, Emerging Markets revenue declined 8% and EBIT decreased 14%, reflecting weaker foreign currencies.

Looking forward, the Emerging Markets' strong currency-neutral futures growth reflects strong demand in nearly all territories. And as Trevor noted, while macroeconomics in Brazil are challenging, our reset of that marketplace is on track as we approach the Olympics in Rio.

At Converse, Q3 revenue declined 5% on a currency-neutral basis, primarily driven by comparisons to a prior year shift in the timing of shipments out of Q4 and into Q3 fiscal year 2015 to ensure Converse's smooth transition to a new ERP system. On a reported basis, Converse revenue decreased 9% and EBIT decreased 22% versus prior year, driven primarily by the revenue shift, lower gross margin and weakness in the euro.

NIKE, Inc.'s powerful, global portfolio of businesses has delivered strong results year-to-date and we expect momentum to continue into Q4 and beyond. For the full year fiscal year 2016, we continue to expect financial performance in line with the expectations that we shared with you 90 days ago. Specifically, for both Q4 and the full year, we continue to expect reported revenue to grow at a mid-single-digit rate, roughly in line with our year-to-date rate of growth.

For gross margin, we continue to expect expansion of about 50 basis points for the full year, with Q4 gross margin flat to slightly expanding versus prior year. We also continued to expect fiscal year 2016 full year SG&A to grow at a high single-digit rate, with Q4 SG&A growing at a high single to low double-digit rate. Other income will continue to have a meaningful impact on our full year results due to the impact of hedges captured in this line item. For Q4, we expect other income of approximately $40 million. And finally, we now expect our full year fiscal year 2016 effective tax rate will be approximately 19%.

Looking ahead to fiscal year 2017, our planning is not yet finalized. However, we have strong momentum in our business around the world, and we expect that strong momentum to continue. Accordingly, we anticipate currency-neutral revenue to grow in the high single to low double-digit range in fiscal year 2017, and we expect reported revenue to grow at a high single-digit rate due to continued strength of the U.S. dollar. We currently expect EPS to grow at a low teens rate, reflecting continued strong operational performance, partially offset by unfavorable FX related impacts.

Further, we expect that our EPS growth will be more heavily weighted toward the back half of fiscal year 2017, as we invest in significant brand initiatives early in the fiscal year, including the Rio Olympics and the European Football Championships, and also due to unfavorable FX comparisons being more pronounced in the first half of the fiscal year.

The macroeconomic environment remains dynamic, creating both headwinds and opportunities. Accordingly, we'll provide an updated look at our fiscal year 2017 guidance during our Q4 earnings call. As we look ahead, we have broad-based momentum across our uniquely diverse global portfolio of businesses and we'll continue to leverage that momentum to deliver appropriate financial performance in the short term while, also investing and taking action to sustain strong, profitable growth over the long term.

Having shared that context on our performance and our outlook, we'll now open up the call for your questions.

QUESTION AND ANSWER SECTION

Operator

[Operator Instructions] Your first question is from Kate McShane from Citi.

– Kate McShane >: Hi, thank you. Good afternoon.

<A – Kelley Hall >: Hi Kate.

<Q – Kate McShane >: My question was on inventory. I know you addressed it a couple of times in the prepared comments, but can you just drill down a little bit more to where we are in terms of inventory composition? Are you still working through things in North America? And are there any other areas where there may be higher levels of inventory? And in what categories?

<A – Trevor Edwards >: Okay. I’ll just give you this little recap on the inventory, as we discussed. Obviously, we're working to efficiently clear all the excess inventory, and we actually made good progress in Q3, specifically, on the flow of products, it's actually working through our North American distribution network. It's now normalizing. We also prioritize liquidation through our factory stores and we effectively utilized third-party value channels. And we continue to actively manage the flow of the products up in the inline marketplace to ensure that we can have the healthy pull market by the end of fiscal year 2016. At the same time, the inventory is relatively fresh. It's all very fresh product, and so we feel good about where we are today in terms of making progress and we don't see any increase in areas. It's really isolated to North America, and it's not a global issue.

<Q – Kate McShane > Okay, thank you. And if I can just follow up with an unrelated question with regards to futures growth, in North America specifically. Are store closures or announced store closures having any impact on that growth in that futures window you announced today?

<A – Trevor Edwards > No, they're not.

<Q – Kate McShane > Okay, thank you.

<A – Trevor Edwards > Don’t forget about the futures.

Operator

Your next question is from Lindsay Drucker Mann from Goldman Sachs.

<Q – Lindsay Drucker Mann >: Yes. Hey, sorry about that. Thanks for taking my question. I wanted to ask a little bit more on Andy's reference to the need to invest in order to drive this virtuous cycle of growth. As you think about your big areas of investment over the next year or so, is there any shifts in where you have your emphasis in terms of investment? And perhaps you could update us a bit on how you're thinking about supply chain investments and the opportunity to get -- differentiate yourself better with those?

<A – Andrew Campion>: Thanks, Lindsay. In terms of investment, we've shared with you our strategic priorities over time in some of the areas that we're most focused on. Those will remain largely consistent. Some of the investment I referred to in the near term obviously relates to some brand initiatives, phenomenal moments in sports around March Madness, the NBA Playoffs, the Olympics, European Football Championships. But as we look further out, as we look more consistently to next year and beyond, we're going to continue to invest in consumer engagement, so that's digital capabilities, as well as digital services. We're going to invest in the operating infrastructure that's required to support our growth.

I referenced some of the investments that we made in our supply chain. In fact, including in our supply chain in North America, a lot of what transpired over the last year was just ramping up capacity and capability that's going to serve us incredibly well long-term, maintaining a pull market and flowing product to consumers. Those are the primary areas in which you'll see investment. We'll also continue to invest in the consumer experience at retail.
<A – Mark Parker >: Yes, I'm going to add the product area, product innovation. Innovation basically in product and in manufacturing continues to be a priority and a major opportunity for the company.
<Q – Lindsay Drucker Mann >: Great. If I could quickly follow up. You discussed -- I think, Trevor, you said in your prepared remarks, you referenced the re-platformed stores in China versus the broader store network. Could you just give us an update on how far along that initiative is?
<A – Trevor Edwards >: Yes. As it relates to China, obviously, we continue to be very excited about the continuing momentum that we're seeing in the Chinese business, the actual growth of 27% this quarter and then the futures, obviously, the futures growth is just what we thought was just amazing results. And the reason why we continue to feel confident about those results is the team there is really focused on driving the category offense and connecting with our consumers. The brand remains incredibly strong and the work that we've been doing with our partners to re-profile the doors is actually paying dividends. They still represent a relatively small part of the overall business, so we continue to believe that there is still a lot of runway for us to continue to accelerate that business.

<A – Andrew Campion >: Yes. And Lindsay, I'll just add. In terms of dimensions of the marketplace, we're seeing very strong comps in our owned doors. We're seeing incredible growth in NIKE.com, and comps in the doors that we've re-profiled in the wholesale marketplace with our partners continue to be strong. And actually, the -- what we're implementing in those doors to fuel growth is cascading into the rest of the market. But there's still a tremendous opportunity in the broader market in China as well as in our NIKE.com and other DTC businesses.
<Q – Lindsay Drucker Mann >: Great, thanks.

Operator

The next question is from Omar Saad from Evercore ISI.

<Q – Omar Saad>: Thanks, nice quarter.

<A – Kelley Hall >: Hey, Omar.

<A – Mark Parker >: Thank you.
<Q – Omar Saad>: You’re welcome. My first question is kind of the P&L guidance that Andy gave. I'm trying to understand. It looks like the gross margin trends you expect, similar -- in the fourth quarter, similar to what's been happening. But it looks like you're implying a pretty significant deceleration on the constant currency sales line and simultaneously, an acceleration, pretty significant acceleration on the SG&A line. I want to make sure, A, I'm reading into that right, I'm interpreting your comments correctly; and maybe a little bit of color on those two line items. And then, I have one follow-up.

<A – Andrew Campion>: Okay. Sure. Let me hit -- you asked about revenue and SG&A. Our guidance for the full year remains consistent with 90 days ago, Omar, both our revenue guidance as well as our SG&A guidance. One thing that has certainly transpired is we've moved forward a quarter. And so while we gave you full year guidance 90 days ago, you now have actuals and we're giving more specific guidance with respect to Q4. As you know, we don't manage line item by line item, quarter-by-quarter, but more of the long-term focus, and our trajectory continues on the same track. So I think what you're seeing is you're just getting a little bit more detailed quarter by quarter, that: one, it's just the passage of time; and two, the operating actions that we take in each quarter, again, are with more of a holistic focus than just adhering strictly to a line item by line item plan.

<Q – Omar Saad>: Thanks, that's very helpful. And then, I wanted to ask a question about all the innovation unveiled last week. One thing we noticed was some of the innovations are tied to downloading apps. And there seems to be maybe even some limited sequenced releases around some of these new innovations, which is maybe a strategy we've seen more in the Basketball arena with some of the limited-edition products. Are you changing the kind of distribution and release strategy around innovation and this whole tie-in to apps and things like that? Maybe help us understand what's going on there.

<A – Mark Parker >: Well, first of all, what you saw last week, what we introduced last week in New York was some of what is coming over the next year. So, in the Olympic years, we always have more innovation coming out of the pipeline than normal. I mean, it's pretty much the cycle that we've been on. It's a focus that we've had in delivering innovation, really since the past two or three decades. But I think what you saw last week was more at one time than we've ever introduced. We've actually edited that. There's more innovation than what we showed in New York, both in product and on the digital front. That said, we're incredibly proud of the spectrum, the scope of innovation that we had in footwear and apparel, competitively in Sportswear, really much across the spectrum, the complete offense that I talked about. And then in digital, obviously, that continues to be incredibly important for us. I think you'll see a stream of innovation coming from NIKE in that area. It continues to be a high priority for the company and obviously important to the consumer and the athletes that we're here to serve. So that'll be the norm, I think, to see that kind of steady stream with innovation. And this is what fuels our growth in the end. It's the scope and the power of the innovation we have, not just in terms of any one product, but the influence that those products have on all the categories and, in some cases, the brands within the portfolio. So we're in a great position to leverage that innovation across a wider portfolio.
<Q – Omar Saad>: Thanks, that's helpful.

Operator

The next question is from Bob Drbul from Normura.

<Q – Bob Drbul > HI, good afternoon.

<A – Kelley Hall >: Hey, Bob.

<A – Mark Parker >: Hey, Bob.

<Q – Bob Drbul >: I guess the questions that I have, I think the first one is when you look at the gross margin performance, can you give us an update on the Flextronics relationship, sort of where you are in those initiatives? And if that -- if that is impacting the business now and sort of when we can expect it to start to have up in the P&L?

<A – Andrew Campion >: Sure. I'll take that one, Bob. Actually, I mentioned I was in Asia three weeks ago. That was one, to visit the marketplace, but also to spend time with our team there leading our manufacturing revolution initiative, which, as you know, includes our partnership with Flextronics and it's even broader. In terms of the financial impact, we did see impact on our gross margin, a favorable impact from some of those initiatives. It's obviously starting to build. We're more optimistic about the impact of those initiatives long term. And I can tell you from being there first hand, it certainly reinforced and probably built my optimism in that regard.

<A – Mark Parker >: Yes. As I said, this is a huge priority for the company and a massive opportunity for us, not just in terms of being more productive and more efficient and improving our margin performance, but also in getting us closer to the market and advancing our sustainability goals, bringing customized solutions to consumers in the marketplace, and that's where the Flex -- this is where the Flex partnership is particularly valuable to us. We do a lot of work with Flex, and we're seeing the potential of scaling that work between NIKE and Flex across our broader supply chain, both in our manufacturing partners around the world as well as -- even how we customize products here in the United States. So we're very, very excited about where that's going and the potential.

<Q – Bob Drbul >: Great. And I guess just on the business overall, on the revenue growth that we've experienced and you've seen so far, ASPs have been a big portion of that. Do you think we're near a ceiling with ASP growth or should we expect more units to drive the business? Can you just talk about how you see that playing out over the next several years?
<A – Andrew Campion >: Yes, Bob, I'll start on that one. Average gross selling price continues to favorably impact margin. It did in the third quarter. And I think when you look at our futures, you see that it's having a significant impact on our futures growth, 7 points -- percentage points. We continue to see strong demand for the innovative and new product that we're bringing. Of course, in any given period, we edit and shift as appropriate, but that continues to be, in our view, an element of gross margin expansion that we believe we can sustain.
<A – Trevor Edwards >: Yes, and I would just add that obviously, our pricing strategy always centers on ensuring that we're giving the right price value to our consumers. And right now and continuing going forward, our brand is very strong. And importantly, as Mark kind of just touched on, we have an incredible amount of innovation.
So we believe that our ability to combine the brand strength, along with bringing great innovations to the market, it allows us to continue to actually deliver a premium value to our consumers, and that's always the way that we look and drive our pricing strategy.
<Q – Bob Drbul >: Great. If I can just sneak in one more, a quick one.
<A – Kelley Hall >: Bob, come on.

<Q – Bob Drbul >: Okay, go ahead. Sorry, go ahead.
<A – Kelley Hall >: Go ahead.
<Q – Bob Drbul >: No, I guess my question is, who had Syracuse and Gonzaga and who's going to win that game?
<A – Mark Parker >: Oh, God.
<A – Andrew Campion > Now we know why you wanted to sneak one more in.
<A – Mark Parker >: I think the NIKE team will win.
<Q – Bob Drbul >: Thanks.
Operator

The next question is from Robbie Ohmes from Bank of America.
<Q – Robbie Ohmes >: Hey, guys. Great quarter and thanks for taking my question. I wanted to ask about Sportswear. I think it was -- I think you guys called it out on every market. Can you give us a little more color on what's working so well in Sportswear? Is it more apparel than footwear? Is it weighted towards the women's strength that you've been calling out? Is it different drivers in Sportswear by region globally, even though it's working well in every region? And also, is there a -- is it a higher- selling business right now than, say, Jordan or some of your other businesses? Just maybe some more color on why Sportswear has been so great.
<A – Trevor Edwards >: Yes. I mean, I'll tell you, at the beginning part of your question, I'll kind of give you a big yes, yes, yes on all those dimensions in the sense that our Sportswear, as we always talk about, our Sportswear strategy is aligned with our Amplify strategy. So we always drive a performance business and then amplify our Sportswear from that. Right now, we have incredible great products that are coming through on Sportswear, and that really hits on the multiple dimensions of that business, whether that's footwear, looking at the items like the Air Force 1 Flyknit Ultra or the Huarache styles or the Roshe styles, all doing really well, the Air Max that we're launching right now. So those are great items in footwear. On the apparel side, we just launched the new TechKnit collection, which is doing phenomenally well in the marketplace, and so -- and which is a continuation of the TechPack. So we've seen that. And we're also hitting that really multiple price zones, so whether it's the most premium to the most premium value, kind of all the way through. So it's hitting on every single dimension. But what is true also that you are you seeing some strong growth in the Jordan Brand, so it isn't one versus the other. We believe that the complete offense allows us to really drive and continue to drive all those dimensions of those businesses, both in performance to Sportswear from the NIKE Brand to the Jordan Brand, and that really represents the complete offense.

<A – Mark Parker >: Yes, I want to add to this. When we say complete offense, we talk about that relative to NIKE in general. But you can dive into any category, in this case, Sportswear, and there's a complete offense within Sportswear. Today, we're actually clicking on every cylinder in Sportswear, up and down the price points, around the geos, current revenues, and the futures demand, bringing technology into the category, which is creating a great deal of interest from a consumer standpoint. The ability for NIKE to leverage technology in Sportswear in compelling ways is what creates distinction for NIKE in this segment. And that is going to be the case moving forward. We're very bullish on where we are with Sportswear now, but really even more on the potential of what lies ahead.
<Q – Robbie Ohmes >: Good, that sounds great. Thanks so much, guys.
<A – Kelley Hall >: We have time for one more question.
Operator

This last question is from Michael Binetti from UBS.

<Q – Michael Binetti >: Oh, hey guys. Good evening. Thanks. Great quarter. Thanks for getting my question in here. I think where we're -- I could use a little bit help here just on the spread between the revenue guidance in the fourth quarter and the futures growth rate. And I know Kelley and I talk about this every quarter. I think in the past few quarters, you're pointing to a very wide spread between futures and revenues due to a few shifts that I think should have at least started to normalize or normalized by now. If I look at what that means, and your Direct to Consumer business contributing maybe four points of revenue growth every quarter and the guidance for mid-single in the fourth quarter, can you help me reconcile between the 17% futures growth ex currency and the mid-single-digit revenue growth? It's just a touch wider than we've seen in the past, and I want to make sure we understand it. Thanks.

<A – Andrew Campion>: Sure, I'll touch on that one. As you know, just to level set, we obviously report futures to give you an indication of demand for the product we're bringing to market at full price in the online channels, and we continue to see strong demand for what we're bringing to market going forward. We also give you revenue guidance so that you get a sense for all of the items that sort of reconcile from gross futures to the total revenue for NIKE, Inc.
There are several dimensions of that. I won't hit all of them. We do report them. But just to touch on a few of them, the difference between seasons and quarterly reporting windows, seasons in our industry are about a month off of our quarterly reporting windows; the weighting of futures by month. Both of those things, seasons and weighting by month, can be impacted by a number of different factors ranging from shipping timing to consumers to events like the European Football Championships, the Olympics, et cetera. So those are certainly impacts.
And then you touched on one of the two other dimensions. One is the lag between the futures order date for our DTC business and the timing of sell-through to DTC and consumers, and that is a dynamic as we have a fast-growing DTC business, particularly led by NIKE.com. The other dimension is that while futures represent the vast majority of our revenue, there are some pretty significant items that aren't reflected in futures and can be growing at various rates. That would be always available, NIKE Factory Store revenue, Converse, for example. So there are a lot of factors. What we try to do for you guys is give you a sense for demand again for the NIKE Brand at full price, that's futures, and then do that reconciliation for you and give you the revenue guidance.

Michael Binetti > Okay. And then, if I can just follow up with one. On the fiscal 2017 early thinking, thanks for some of the help on that, Andy. I know the 5 year plan from the October Analyst Day was 10% revenue growth. So when you look at the high end of the guide to the low end of the guide, high singles to low doubles, what kind of dynamics would take you to the high singles, which might be a touch below the 10% or what kind of dynamics you think about early on that can take you above that 10% mark?
<A – Andrew Campion>: Yes, it's a great question. And I think as I noted, we're still finalizing our plan, and one of the reasons we're finalizing our plan is there are a number of dynamics, macroeconomic dynamics, that can be headwinds to some extent. But there are also opportunities that are presenting themselves. So our guidance is in line with what we talked about at the Investor Day, high single-digit to low double-digit currency-neutral revenue growth. And we -- and I think what you see from time to time, obviously, mostly that are positive, is we're looking at opportunities to connect even more deeply with consumers. And so we'll update you on our guidance as we move forward.

Michael Binetti > Thanks a lot guys. Have a good evening.

<A – Mark Parker >: Thank you.
Kelley Hall> Thanks, everybody. Appreciate you joining us on the call, and we'll talk to you at year end.
Operator
This concludes today's conference call. You may now disconnect.